Exhibit 10.31

REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is entered into as of September 9, 2013 (the “Effective Date”) by and between the following parties:

(1)	iDreamSky Technology Limited, a company organized and existing under the laws of Cayman Islands (the “Company”);

(2)	[[Name and Particulars of the Sole Shareholder of the Seller], and][1] [Name and Particulars of the Seller as set forth in Annex A] (the “Seller”).

RECITALS

Whereas, as of the date of this Agreement, the Seller is the registered owner of [Securities Owned as set forth in Annex A].

Whereas, the Seller agrees to sell to the Company, and the Company agrees to repurchase from the Seller, [Repurchased Shares as set forth in Annex A] owned by the Seller (the “Repurchased Shares”) in accordance with the terms and conditions of this Agreement (the “Repurchase”).

Whereas, on September 3, 2013, the Company entered into a preferred share subscription agreement with certain investors and other parties thereto (the “Share Subscription Agreement”).

Whereas, on July 4, 2013, an amended and restated shareholders agreement (the “Shareholders Agreement”) was entered into by and among the Company, certain shareholders and certain subsidiaries and affiliates of the Company. On July 4, 2013, the shareholders and the board of directors of the Company passed resolutions to adopt a second amended and restated memorandum and articles of association of the Company (the “M&A”).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Agreement to Repurchase. The Seller shall sell to the Company, and the Company shall repurchase from the Seller, all of the Repurchased Shares in accordance with the terms and conditions set forth herein.

[1]	Delete if not applicable.

2. Repurchase Price. In consideration of the Repurchase, the Company shall pay to the Seller US$4.2158 per share, amounting to an aggregate price of US$[Repurchase Price as set forth in Annex A] (the “Repurchase Price”). Subject to the completion of the procedures set forth in Section 3, all of the Repurchase Price shall be paid in cash to the bank account designated by the Seller as follows within three (3) months following the Closing Date set forth in the Share Subscription Agreement:

Bank Name:

Account Name:

Account No:

SWIFT:

Address of Bank:

3. Procedures of Repurchase

As soon as possible after the execution date of the Share Subscription Agreement, the Seller and the Company shall execute all necessary documents and take all necessary actions, as required by the applicable law, the Shareholders Agreement, the M&A, and the Company’s registered agent, to give effect to the Repurchase, in particular, the Seller and the Company shall complete the following procedures on the completion date of the Repurchase:

(a) the Seller shall (i) surrender to the Company the original certificate representing the Repurchased Shares for cancellation, and (ii) deliver to the Company such other documents required by the Company’s registered agent for purposes of completing the Repurchase;

(b) the Company shall have taken all necessary corporate actions (including adoption of board resolutions and/or shareholders’ resolutions) to approve the Repurchase and the execution and performance of this Agreement in accordance with the M&A and the Company Law of the Cayman Islands;

(c) the Seller shall have obtained all governmental or third party approval (if applicable) in connection with the Repurchase and the execution and performance of this Agreement;

(d) the Company shall (i) cancel the Repurchased Shares, and (ii) cause the Register of Members of the Company to be updated to reflect the Repurchase and the cancellation of the Repurchased Shares. The Repurchase shall take effect immediately upon the update of the Register of Members. Upon effectiveness of the Repurchase, the Seller shall cease to be record holders of the Repurchased Shares.

4. Representations and Warranties of the Seller

The Seller represents and warrants to the Company as follows:

(a) it is the sole and legal owner of the corresponding number of Repurchased Shares;

(b) the Repurchased Shares are duly authorized, fully paid, and non- assessable. The Repurchased Shares (together with any rights on such Repurchased Shares) are free of any pledges, mortgages, trust, encumbrances, claims, penalty, liens, charges, judicial preservations, and any third party rights. The Repurchased Shares are not subject to any preemptive rights, rights of first refusal or similar rights other than those stated in the Shareholders Agreement and M&A, which will be duly waived prior to the completion of the Repurchase. Except as contemplated in this Agreement, there are no options, warrants, conversion privileges, third party rights, or agreements with respect to the sale or transfer thereof, presently outstanding to purchase, call for, or require for transfer of, any Repurchased Shares or any rights on any of the Repurchased Shares.

(c) it has all necessary power, authorization and capacity to enter into this Agreement, to sell the corresponding number of the Repurchased Shares to the Company, and to perform other obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

5. Tax and Fees

(a) the Seller agrees that it shall pay any and all foreign, federal, state or local taxes and duties levied or imposed on it by any applicable laws in relation to, or arising out of, the Repurchase and/or the receipt of the Repurchase Price, if any;

(b) the Seller agree to bear all costs and fees in connection with the Repurchase (including the fees for wiring the Repurchase Price by the Company to the Seller’ accounts), if any.

6. Miscellaneous

6.1 Notice. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the address and number set forth below upon successful transmission report being generated by sender’s machine; (iii) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (iv) in all other cases, upon actual receipt by the addressee, with the burden of proof of receipt upon the sender.

To the Seller:	To the Company:

Address: [Seller’s Address as set forth in Annex A]	Address: (English translation: F7th, EVOC Technology Building, No. 31 Gaoxin Central 4th Road, Nanshan District, Shenzhen)

Attention: [Seller’s Recipient as set forth in Annex A]	Attention: Chen Xiangyu ( )

Fax: [Seller’s Fax Number as set forth in Annex A]	Fax: 0755-86531026

6.2 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with the enforceable provision closest in intent and economic effect as the provision found to be unenforceable; provided, however, that no such severability and replacement shall be effective if it materially changes the economic benefit of this Agreement to any party hereto.

6.3 Amendment. This Agreement may only be amended with the written consents of the Company and the Seller or the due successors or assigns of the foregoing.

6.4 Confidentiality. The parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged among the parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of other parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by the Company to its shareholders, investors, legal counsels or financial advisors, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any party shall be deemed disclosure of such confidential information by such party, which party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

6.5 Remedies. All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

6.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

6.7 Governing Law. This Agreement shall be governed in all respects by the Laws of Hong Kong Special Administration Region of the PRC (“Hong Kong”) without regard to conflict of law principles thereof.

6.8 Dispute Resolution. In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the parties shall negotiate in good faith to resolve the dispute. In the event the parties fail to reach an agreement on the resolution of such a dispute within 30 days after any party’s request for resolution of the dispute through negotiations, any party may submit the relevant dispute to the Hong Kong International Arbitration Centre for arbitration, in accordance with its then-effective UNCITRAL Arbitration Rules. The language used during arbitration shall be English. The arbitration ruling shall be final and binding on both parties.

[6.9 [Sole Shareholder of the Seller as set forth in Annex A]’s obligation. [Sole shareholder of the Seller as set forth in Annex A], as the sole shareholder of the Seller, shall cause the Seller to perform all its obligations under this Agreement and to comply with all the provisions hereof.]2

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[2]	Delete if not applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

iDreamSky Technology Limited

By:
Name:	Chen Xiangyu ( )
Title:	Director

[Signature Page to Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

[Name of the Sole Shareholder of the Seller][3]

[Name of the Seller]

By:

[Name and Title of the Seller’s Signatory as set forth in Annex A]

[3]	Delete if not applicable.

[Signature Page to Repurchase Agreement]

Annex A

Particulars for the Parties who executed the Repurchase Agreement dated September 9, 2013

	Name and Particulars of the Sole Shareholder of the Seller	Name and Particulars of the Seller	Securities Owned	Repurchased Shares	Repurchase Price (in US$)	Seller’s Address, Recipient and Fax Number for Notice	Sole Shareholder of the Seller under Clause 6.9	Name and Title of the Seller’s Signatory
1.	Chen Xiangyu ( ) (the “Founder”), a Chinese citizen with Chinese ID No.	Dream Data Services Limited, a limited liability company incorporated under the laws of the British Virgin Islands, of which the Founder is the 100% owner	3,976,400 ordinary shares of the Company with a par value of US$0.001 (“Ordinary Shares”).	170,788 Ordinary Shares	720,002	Address: (English translation: F7th, EVOC Technology Building, No. 31 Gaoxin Central 4th Road, Nanshan District, Shenzhen) Attention: Chen Xiangyu Fax: 0755-86531026	The Founder	Name: Chen Xiangyu ( ) Title: Director

2.	LiMeiping ( ), a Chinese citizen with Chinese ID No. (“Mr.Li”)	Huaxiu Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands, of which Mr. Li is the 100% owner	1,126,000 ordinary shares of the Company with a par value of US$0.001 (“Ordinary Shares”)	1,126,000 Ordinary Shares	4,746,950	Address: (English translation: F7th, No. 31 Gaoxin Central 4th Road, Nanshan District, Shenzhen) Attention: Li Meiping ( ) Fax: 0755-86531026	Mr. Li	Name: Zhao Yidong ( ) Title: Director

	Name and Particulars of the Sole Shareholder of the Seller	Name and Particulars of the Seller	Securities Owned	Repurchased Shares	Repurchase Price (in US$)	Seller’s Address, Recipient and Fax Number for Notice	Sole Shareholder of the Seller under Clause 6.9	Name and Title of the Seller’s Signatory
3.	[Not applicable]	Prime Express Investments Limited, a limited liability company incorporated under the laws of the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (Company No:1571889)	675,000 series A preferred shares of the Company with a par value of US$0.001 (“Series A Shares”)	337,500 Series A Shares	1,422,820.5	Address: (English translation: 10/F, Tower A, Raycom InfoTech Park, 2 Kexueyuan South Road, Haidian District, Beijing) Attention: Wang Mingyao Fax: 010-62509165	[Not applicable; Clause 6.9 is removed]	Name: Tang Xudong ( ) Title: Director

4.	[Not applicable]	Ultimate Lenovo Limited, a limited liability company incorporated under the laws of the British Virgin Islands	675,000 series A preferred shares of the Company with a par value of US$0.001 (“Series A Shares”)	337,500 Series A Shares	1,422,820.5	Address: (English translation: 10/F, Tower A, Raycom InfoTech Park, 2 Kexueyuan South Road, Haidian District, Beijing) Attention: Wang Mingyao ( ) Fax: 010-62509165	[Not applicable; Clause 6.9 is removed]	Name: Wong Wai Ming Title: Director